                                                           Whirlpool Corporation
                                                                Christopher Wyse
                                                                    616/923-3417
                                          christopher_j_wyse@email.whirlpool.com



      PETERS NAMED CORPORATE VICE PRESIDENT AND TREASURER AT WHIRLPOOL,
                       SUCCEEDING KAMERICK WHO RESIGNED



BENTON HARBOR, Mich. Dec. 1, 1997 Whirlpool Corporation announced today that it has named Brian F. Peters as corporate vice president and treasurer. He succeeds Eileen Kamerick who has resigned, effective Dec. 5, 1997, to become vice president and general counsel for GE Capital's Auto Financial Services business, based in Barrington, Ill.

     "Brian's leadership and broad-based financial experience make him the ideal choice to succeed Eileen," said John Cunningham, Whirlpool executive vice president and chief financial officer.

     Peters is currently senior vice president and chief financial officer for Whirlpool Financial Corporation (WFC), the company's financial services subsidiary. In September, the company announced that it was selling WFC's inventory and consumer financing business to Transamerica.

     Peters joined WFC as its chief financial officer in 1991, after serving in a similar capacity for Chase Manhattan Leasing Co. He holds a bachelor of arts degree in economics from Providence College and a master of business administration degree in finance from Pace University.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in about 140 countries.

                                     # # #